UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

DYNEX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-9819	52-1549373
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia	23060-9245
(Address of principal executive offices)	(Zip Code)

(804) 217-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DX	New York Stock Exchange

7.625% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share	DXPRB	New York Stock Exchange

6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	DXPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

As part of a public offering of common stock announced on January 28, 2021, Dynex Capital, Inc. (the “Company”) disclosed the following estimated preliminary results of operations for its fourth quarter and full year ended December 31, 2020:

Based on preliminary estimates, the Company expects that its results as of and for the quarter ended December 31, 2020 will be as follows:

•	Net income to common shareholders of approximately $37.2 million as compared to net income to common shareholders of $37.5 million for the quarter ended September 30, 2020, or net income per common share of approximately $1.60 as compared to net income of $1.62 per common share for the quarter ended September 30, 2020;
•	Comprehensive income to common shareholders of $28.7 million, or $1.23 per common share, as compared to $44.5 million, or $1.92 per common share, for the quarter ended September 30, 2020;
•	Core net operating income to common shareholders of approximately $10.5 million, or $0.45 on a per share basis for the quarter ended December 31, 2020 as compared to $14.2 million and $0.61 per common share, respectively, for the quarter ended September 30, 2020; and
•	Book value per common share increased to approximately $19.08 at December 31, 2020 as compared to $18.25 per common share at September 30, 2020; and
•	Total economic return, defined as dividends plus change in book value per common share was 6.7% for the quarter and 15.2% for all of 2020.

Comprehensive income to common shareholders for the fourth quarter of 2020 declined from the third quarter of 2020 due to a smaller increase in the fair value of mortgage-backed securities (“MBS”) compared to the prior quarter. Net income to common shareholders for the fourth quarter of 2020 benefitted from net gains on derivative instruments of $23.9 million, or approximately $1.03 per common share, due primarily to realized gains on U.S. Treasury futures and to-be-announced (“TBA”) securities. Core net operating income sequentially declined due to the smaller average balance of interest earning assets and modestly declining asset yields, reducing net interest income by $2.3 million.  In addition, general & administrative expenses increased $2.1 during the fourth quarter from year-end incentive compensation accruals reflecting a catch-up adjustment for accrued bonus expense for management’s achievement of its corporate goals and objectives. Book value per common share for the fourth quarter of 2020 also benefitted from net gains on derivative instruments and additionally from further credit spread tightening on investment assets.  The Company ended the year with investment assets including TBA securities of $4.2 billion and leverage at 6.3x shareholders' equity, similar to the end of the third quarter. Overall investment assets including TBA securities were down on an average basis by approximately 7% as compared to last quarter as the Company maintained an ample amount of liquidity.

The above estimates are preliminary as the Company has not completed all of the procedures that it would normally conduct in connection with the year-end compilation of its financial results. In addition, the Company’s auditor, BDO USA LLP, has not substantially completed its normal audit procedures for the quarter and year ended December 31, 2020. There can be no assurance that the Company’s final results for this period will not differ from these estimates, including as a result of the Company’s quarter-end and year-end closing procedures. These estimates should not be viewed as a substitute for full interim and year-end financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s actual results for the year ended December 31, 2020 may differ materially from these estimates, and accordingly undue reliance should not be placed on these preliminary estimates.

Since September 30, 2020 and through January 27, 2021, the Company has issued 557,000 shares of common stock through its continuous equity placement program and raised net proceeds of $9.9 million.

Use of Non-GAAP Financial Measures

This Current Report on Form 8-K includes core net operating income to common shareholders (and its related per share amount), a non-GAAP financial measure, which is used by management in the Company’s internal analysis of financial and operating performance. Management believes the presentation of this measure, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company’s presentation of this non-GAAP measure may not be comparable to other similarly-titled measures of other companies.

Management views core net operating income to common shareholders as an estimate of the Company’s financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth below, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest costs, drop income on TBA dollar roll positions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in “gain (loss) on derivatives instruments, net” on the Company’s consolidated statements of comprehensive income, in core net operating income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency residential MBS using short-term repurchase agreements. Management also includes periodic interest costs from its interest rate swaps, which are also included in “gain (loss) on derivatives instruments, net”, because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest costs from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, this non-GAAP measure does not provide a full perspective on the Company’s results of operations, and therefore, its usefulness is limited. For example, core net operating income (and its related per share amount) does not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company’s GAAP results as reported on its consolidated statements of comprehensive income.

The following table reconciles the Company’s core net operating income to common shareholders to its comprehensive income to common shareholders for the periods indicated:

	Three Months Ended
($s in thousands except per share amounts)	December 31, 2020	September 30, 2020
Comprehensive income to common shareholders	$28,775	$44,471
Less:
Change in fair value of available for sale investments	(888)	(27,844)
Change in fair value of derivative instruments, net (1)	(17,428)	(2,258)
Fair value adjustments, net	134	(194)
Core net operating income to common shareholders	$10,543	$14,175

Weighted average common shares	23,262	23,141
Comprehensive income per common share	$1.23	$1.92
Core net operating income per common share	$0.45	$0.61

(1)         Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit/cost on effective interest rate swaps outstanding during the period and TBA drop income.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Current Report on Form 8-K regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

The information included in this Item 2.02 shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 8.01.	Other Events.

On January 28, 2021, the Company issued a press release announcing that it plans to make a public offering of 2,750,000 shares of its common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

On January 13, 2021, the Company’s board of directors authorized a dividend distribution of $0.13 per common share for the month of January 2021 that will be paid on February 1, 2021 to shareholders of record as of January 25, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release Announcing the Offering, dated January 28, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	January 28, 2021	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer and Chief Operating Officer